Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2024 Results

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Reported Third Quarter 2024 Net Income of $10.7 million, Adjusted EBITDA of $43.9 million and Distributable Cash Flow of $27.1 million compared to Net Income of $12.3 million, Adjusted EBITDA of $44.2 million and Distributable Cash Flow of $31.4 million for the Third Quarter 2023
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Reported Third Quarter 2024 Gross Profit for the Retail Segment of $83.6 million compared to $67.6 million of Gross Profit for the Third Quarter 2023 and Third Quarter 2024 Gross Profit for the Wholesale Segment of $27.6 million compared to $32.9 million of Gross Profit for the Third Quarter 2023
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Leverage, as defined in the CAPL Credit Facility, was 4.21 times as of September 30, 2024, compared to 4.39 times as of June 30, 2024
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The Distribution Coverage Ratio for the trailing twelve months ended September 30, 2024 was 1.26 times compared to 1.43 times for the comparable period of 2023
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter 2024

Allentown, PA November 6, 2024 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2024.

"CrossAmerica posted a strong third quarter despite broader softness in fuel and store demand," said Charles Nifong, President and CEO of CrossAmerica. "Our company-operated stores delivered solid results, with a two percent increase in same-store fuel volume and strong same-store merchandise sales. Overall, retail segment fuel gallons, sales, gross profit and segment operating income were all materially higher year-over-year, driven by our strategic site conversions to the retail channel. Additionally, we progressed on further retail conversions this quarter and finished the quarter with a solid distribution coverage ratio and a strong balance sheet, at a lower overall leverage ratio than the prior two quarters."

Third Quarter Results

Consolidated Results

Key Operating Metrics	Q3 2024	Q3 2023
Net Income	$10.7M	$12.3M
Operating Expenses	$60.8M	$50.6M
Adjusted EBITDA	$43.9M	$44.2M
Distributable Cash Flow	$27.1M	$31.4M
Distribution Coverage Ratio: Current Quarter	1.36x	1.57x
Distribution Coverage Ratio: Trailing 12 Months	1.26x	1.43x

CrossAmerica reported a decline in Net Income and a slight decline in Adjusted EBITDA for the third quarter 2024 compared to the third quarter 2023. The slight decrease in Adjusted EBITDA year-over-year for the quarter was primarily driven by an increase in motor fuel and merchandise gross profit in the retail segment offset by an increase in operating expenses, both primarily related to the conversion of certain lessee dealer and commission agent sites to company operated sites. The declines in Net Income and Distributable Cash Flow were primarily driven by an increase in interest expense relative to the prior year, mainly due to the expiration of certain favorable interest rate hedges that occurred on April 1, 2024.

Retail Segment

Key Operating Metrics	Q3 2024	Q3 2023
Retail segment gross profit	$83.6M	$67.6M

Retail segment motor fuel gallons distributed	148.4M	132.2M
Same store motor fuel gallons distributed	126.1M	126.3M
Retail segment motor fuel gross profit	$45.8M	$36.2M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.406	$0.372

Same store merchandise sales excluding cigarettes*	$60.8M	$60.9M
Merchandise gross profit*	$30.5M	$25.4M
Merchandise gross profit percentage*	27.9%	28.7%

Operating Expenses	$52.2M	$41.1M
Retail Sites (end of period)	597	482

*Includes only company operated retail sites

For the third quarter 2024, the retail segment generated a 24% increase in gross profit compared to the third quarter 2023. The increase for the third quarter 2024 was primarily due to higher motor fuel (+26%) and merchandise (+20%) gross profit.

The retail segment sold 148.4 million of retail fuel gallons during the third quarter 2024, which was an increase of 12% when compared to the third quarter 2023. This volume increase was primarily driven by the conversion of lessee dealer sites to company operated and commission agent sites over the past year and during the quarter. Volume for same store locations was relatively flat for the third quarter 2024 when compared to the same period of 2023.

For the third quarter 2024, CrossAmerica’s merchandise gross profit increased 20% when compared to the third quarter 2023. The third quarter increase was primarily driven by an increase in the average company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites. Same store merchandise sales excluding cigarettes was relatively flat for the third quarter 2024 when compared to the third quarter 2023. Merchandise gross profit percentage decreased from 28.7% for the third quarter 2023 to 27.9% for the third quarter 2024 due to certain costs associated with the expansion of CrossAmerica's food and beverage offerings, particularly in recently converted retail locations.

For the third quarter 2024, operating expenses for the retail segment increased 27% primarily driven by a 27% (79 site) increase in the average company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites.

Wholesale Segment

Key Operating Metrics	Q3 2024	Q3 2023
Wholesale segment gross profit	$27.6M	$32.9M
Wholesale motor fuel gallons distributed	186.9M	217.3M
Average wholesale gross margin per gallon	$0.090	$0.086

During the third quarter 2024, CrossAmerica’s wholesale segment gross profit decreased 16% compared to the third quarter 2023. This was driven by a decline in motor fuel and rent gross profit primarily due to the conversion of certain lessee dealer sites to company operated and commission agent sites and a net loss of independent dealer contracts. The motor fuel gross profit decline of 10% was driven by a 14% decrease in wholesale volume distributed, with predominately all of the wholesale volume decline attributable to the conversion of wholesale locations to retail locations and the associated volume for these locations is now reflected in CrossAmerica’s retail segment. This was partially offset by an increase of 5% in margin per gallon.

Divestment Activity

During the three months ended September 30, 2024, CrossAmerica sold nine properties for $7.2 million in proceeds, resulting in a net gain of $5.3 million.

Liquidity and Capital Resources

As of September 30, 2024, CrossAmerica had $772.4 million outstanding under its CAPL Credit Facility. As of November 1, 2024, after taking into consideration debt covenant restrictions, approximately $101 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 4.21 times as of September 30, 2024, compared to 4.39 times as of June 30, 2024. As of September 30, 2024, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On October 23, 2024, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter 2024. As previously announced, the distribution will be paid on November 13, 2024 to all unitholders of record as of November 4, 2024. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on November 7, 2024 at 9:00 a.m. Eastern Time to discuss the third quarter 2024 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 264936. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three and nine months ended September 30, 2024 were adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$7,765	$4,990
Accounts receivable, net of allowances of $682 and $709, respectively	31,946	31,185
Accounts receivable from related parties	574	437
Inventory	60,973	52,344
Assets held for sale	11,660	400
Current portion of interest rate swap contracts	2,205	9,321
Other current assets	10,612	9,845
Total current assets	125,735	108,522
Property and equipment, net	665,188	705,217
Right-of-use assets, net	137,797	148,317
Intangible assets, net	81,512	95,261
Goodwill	99,409	99,409
Deferred tax assets	80	759
Interest rate swap contracts, less current portion	294	687
Other assets	20,099	23,510
Total assets	$1,130,114	$1,181,682

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,233	$3,083
Current portion of operating lease obligations	34,854	34,787
Accounts payable	81,507	68,986
Accounts payable to related parties	7,908	10,180
Current portion of interest rate swap contracts	221	—
Accrued expenses and other current liabilities	25,956	23,674
Motor fuel and sales taxes payable	19,120	20,386
Total current liabilities	172,799	161,096
Debt and finance lease obligations, less current portion	769,233	753,880
Operating lease obligations, less current portion	107,936	118,723
Deferred tax liabilities, net	7,469	12,919
Asset retirement obligations	48,669	47,844
Interest rate swap contracts, less current portion	3,647	3,535
Other long-term liabilities	51,059	52,934
Total liabilities	1,160,812	1,150,931

Commitments and contingencies (Note 11)

Preferred membership interests	28,343	27,744

Equity:
Common units— 38,046,688 and 37,983,154 units issued and outstanding at September 30, 2024 and December 31, 2023, respectively	(57,414)	(2,392)
Accumulated other comprehensive (loss) income	(1,627)	5,399
Total (deficit) equity	(59,041)	3,007
Total liabilities and equity	$1,130,114	$1,181,682

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating revenues (a)	$1,079,163	$1,210,023	$3,154,066	$3,371,578
Costs of sales (b)	967,937	1,109,583	2,856,730	3,091,355
Gross profit	111,226	100,440	297,336	280,223

Operating expenses:
Operating expenses (c)	60,766	50,609	168,619	146,030
General and administrative expenses	7,310	6,877	22,040	20,091
Depreciation, amortization and accretion expense	20,736	19,096	57,903	58,214
Total operating expenses	88,812	76,582	248,562	224,335
Gain (loss) on dispositions and lease terminations, net	4,682	287	(6,546)	5,220
Operating income	27,096	24,145	42,228	61,108
Other income, net	197	174	604	598
Interest expense	(14,169)	(10,559)	(38,918)	(33,254)
Income before income taxes	13,124	13,760	3,914	28,452
Income tax expense (benefit)	2,416	1,468	(1,678)	2,603
Net income	10,708	12,292	5,592	25,849
Accretion of preferred membership interests	582	629	1,911	1,845
Net income available to limited partners	$10,126	$11,663	$3,681	$24,004

Earnings per common unit
Basic	$0.27	$0.31	$0.10	$0.63
Diluted	$0.27	$0.31	$0.10	$0.63

Weighted-average common units:
Basic	38,041,815	37,966,474	38,021,173	37,953,348
Diluted	38,200,833	38,139,258	38,181,684	38,126,392

Supplemental information:
(a) includes excise taxes of:	$86,108	$76,991	$239,215	$223,066
(a) includes rent income of:	16,938	20,137	53,959	61,980
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,010	5,679	15,621	16,891
(c) includes rent expense of:	4,533	3,957	12,972	11,666

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$5,592	$25,849
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	57,903	58,214
Amortization of deferred financing costs	1,452	2,806
Credit loss expense	81	37
Deferred income tax (benefit) expense	(4,770)	1,145
Equity-based employee and director compensation expense	1,134	2,084
Loss (gain) on dispositions and lease terminations, net	6,546	(5,220)
Changes in operating assets and liabilities, net of acquisitions	8,734	(5,926)
Net cash provided by operating activities	76,672	78,989

Cash flows from investing activities:
Principal payments received on notes receivable	117	162
Proceeds from sale of assets	17,969	4,983
Capital expenditures	(19,131)	(21,680)
Lease terminations payments to Applegreen, including inventory purchases	(25,517)	—
Net cash used in investing activities	(26,562)	(16,535)

Cash flows from financing activities:
Borrowings under revolving credit facilities	90,919	221,900
Repayments on revolving credit facilities	(74,500)	(65,537)
Repayments on the Term Loan Facility	—	(158,980)
Payments of finance lease obligations	(2,294)	(2,150)
Payments of deferred financing costs	(74)	(7,106)
Distributions paid on distribution equivalent rights	(194)	(168)
Income tax distributions paid on preferred membership interests	(1,312)	(900)
Distributions paid on common units	(59,880)	(59,777)
Net cash used in financing activities	(47,335)	(72,718)
Net increase (decrease) in cash and cash equivalents	2,775	(10,264)

Cash and cash equivalents at beginning of period	4,990	16,054
Cash and cash equivalents at end of period	$7,765	$5,790

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross profit:
Motor fuel	$45,759	$36,226	$111,084	$98,723
Merchandise	30,494	25,427	81,786	67,782
Rent	2,403	2,034	6,969	6,808
Other revenue	4,931	3,901	14,778	11,149
Total gross profit	83,587	67,588	214,617	184,462
Operating expenses	(52,224)	(41,138)	(143,986)	(117,094)
Operating income	$31,363	$26,450	$70,631	$67,368

Retail sites (end of period):
Company operated retail sites (a)	372	293	372	293
Commission agents (b)	225	189	225	189
Total system sites at the end of the period	597	482	597	482

Total retail segment statistics:
Volume of gallons sold	148,380	132,160	413,113	382,049
Same store total system gallons sold (c)	126,119	126,323	343,722	351,409
Average retail fuel sites	595	482	561	472
Margin per gallon, before deducting credit card fees and commissions	$0.406	$0.372	$0.366	$0.354

Company operated site statistics:
Average retail fuel sites	372	293	350	279
Same store fuel volume (c)	89,174	87,280	235,403	237,472
Margin per gallon, before deducting credit card fees	$0.437	$0.394	$0.391	$0.378
Same store merchandise sales (c)	$85,138	$86,136	$214,553	$215,763
Same store merchandise sales excluding cigarettes	$60,843	$60,869	$152,393	$150,909
Merchandise gross profit percentage	27.9%	28.7%	28.1%	28.5%

Commission site statistics:
Average retail fuel sites	223	189	211	193
Margin per gallon, before deducting credit card fees and commissions	$0.331	$0.325	$0.306	$0.306

(a) The increase in the company operated site count was primarily attributable to the conversion of certain lessee dealer and commission agent sites to company operated sites.

(b) The increase in the commission agent site count was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the conversion of certain commission agent sites to company operated sites.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three and nine months ended September 30, 2024 were adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross profit:
Motor fuel gross profit	$16,870	$18,786	$48,112	$53,427
Rent gross profit	9,525	12,424	31,369	38,281
Other revenues	1,244	1,642	3,238	4,053
Total gross profit	27,639	32,852	82,719	95,761
Operating expenses	(8,542)	(9,471)	(24,633)	(28,936)
Operating income	$19,097	$23,381	$58,086	$66,825

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	602	636	602	636
Lessee dealers (c)	444	582	444	582
Total motor fuel distribution sites	1,046	1,218	1,046	1,218

Average motor fuel distribution sites	1,057	1,222	1,109	1,243

Volume of gallons distributed	186,946	217,348	563,082	637,340

Margin per gallon	$0.090	$0.086	$0.085	$0.084

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to the net loss of contracts, partially offset by divestitures of certain lessee dealer sites but with continued fuel supply.

(c) The decrease in the lessee dealer count was primarily attributable to the conversion of certain lessee dealer sites to company operated sites, including through the Applegreen Acquisition, and CrossAmerica's real estate rationalization effort.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$10,708	$12,292	$5,592	$25,849
Interest expense	14,169	10,559	38,918	33,254
Income tax expense (benefit)	2,416	1,468	(1,678)	2,603
Depreciation, amortization and accretion expense	20,736	19,096	57,903	58,214
EBITDA	48,029	43,415	100,735	119,920
Equity-based employee and director compensation expense	560	961	1,134	2,084
(Gain) loss on dispositions and lease terminations, net (a)	(4,682)	(287)	6,546	(5,220)
Acquisition-related costs (b)	31	120	1,661	1,361
Adjusted EBITDA	43,938	44,209	110,076	118,145
Cash interest expense	(13,685)	(10,078)	(37,466)	(30,448)
Sustaining capital expenditures (c)	(2,594)	(1,837)	(6,162)	(5,322)
Current income tax expense (d)	(519)	(905)	(1,527)	(1,458)
Distributable Cash Flow	$27,140	$31,389	$64,921	$80,917
Distributions paid on common units	19,975	19,934	59,880	59,777
Distribution Coverage Ratio	1.36x	1.57x	1.08x	1.35x

(a) During the nine months ended September 30, 2024, CrossAmerica recorded a $16.0 million loss on lease terminations with Applegreen, including a $1.5 million non-cash write-off of deferred rent income. In addition, CrossAmerica recorded $2.3 million of other losses on lease terminations and asset disposals, including non-cash write-offs of deferred rent income. During the three and nine months ended September 30, 2024, CrossAmerica recorded $5.3 and $11.8 million net gains in connection with its ongoing real estate rationalization effort. This was partially offset by $0.6 million of net losses on lease terminations and asset disposals during the three month period ended September 30, 2024.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes income tax incurred on the sale of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.